UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Potbelly Corporation

(Name of Registrant as Specified in its Charter)

Vann A. Avedisian Trust U/A 8/29/85

Intrinsic Investment Holdings, LLC

KGT Investments, LLC

Bryant L. Keil

Neil Luthra

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 2, 2020, Vann A. Avedisian Trust U/A 8/29/85, Intrinsic Investment Holdings, LLC, KGT Investments, LLC, Bryant L. Keil and Neil Luthra (collectively, the “Reporting Persons”) filed Amendment No. 2 (“Amendment No. 2”) to the Reporting Persons’ Schedule 13D originally filed with the Securities and Exchange Commission (the “SEC”) on December 18, 2019. Amendment No. 2 included, among other things, a statement that on March 1, 2020 the Reporting Persons delivered to Potbelly Corporation (the “Issuer” or “Potbelly”) a notice stating that the Reporting Persons intend to nominate as directors the following four individuals for election at the Issuer’s 2020 annual meeting of stockholders: Vann A. Avedisian, Todd W. Smith, David J. Near, and Bryant L. Keil (each, a “Nominee” and, collectively, the “Nominees”). A bio for each Nominee is below. These Nominees are leading hospitality industry veterans with deep and relevant restaurant operating experience that is largely lacking on Potbelly’s Board of Directors and in its Chief Executive Officer. The Reporting Persons believe the addition of these individuals – which include Potbelly’s own visionary founder – will be critical to Potbelly’s ability to navigate the turnaround it desperately needs to restore the dramatic shareholder value lost over the last several years.

Vann A. Avedisian (55 years old) is a Principal of Highgate Holdings, a fully integrated real estate investment and hospitality management firm that has acquired in excess of $15 billion of real estate assets and manages over 140 hotels comprising approximately 40,000 rooms. Vann attended Middlebury College where he received his undergraduate degree in 1986. Vann received an MBA from The Kellogg School of Management at Northwestern University in 1993. Vann serves on Highgate’s Investment Committee overseeing the firm’s capital market and owned development activities. Prior to joining Highgate, Vann co-founded Oxford Capital Partners and directed the firm's real estate principal investments with an aggregate value in excess of $1 billion. Vann was named to Crain’s Chicago Business “40 under 40” list. Vann is currently on the Board of Trustees of the William Blair Mutual Funds. He also previously served on the Board of Directors, including as Chairman of the Compensation and Organization Committee, of the Issuer from 2000 to 2015. Vann was a Vice President at LaSalle Partners and a Director and Shareholder of Citizens National Bank of Lake Geneva, Wisconsin. The Reporting Persons believe that Mr. Avedisian’s qualifications to serve as a member of the Issuer’s board include his financial experience, deep hospitality investment and management experience, his knowledge of the Issuer’s business and his extensive experience in managing capital intensive operations, corporate finance and strategic advisory services.

Todd W. Smith (42 years old) has extensive experience in the restaurant industry, where he has spent his entire career. He has led large public companies, small, fast-growing fast casual companies, and has founded his own restaurant group. Todd attended Brigham Young University where he received his undergraduate degree in 2003. Todd received a Masters of Science in Integrated Marketing Communications from Northwestern University in 2005. In 2006, Todd joined Yum! Brands in marketing for its KFC domestic business. After successfully turning around a struggling handheld chicken division, he joined Wendy’s International in its innovation and new product marketing group. In 2012, he was tapped to lead the turn-around at Sonic Drive-In after 3 straight years of same store sales decline. Todd ultimately served as President and CMO and helped Sonic Drive-In to 5 straight years of same store sales growth and, more importantly, record store-level profits. In 2017, Todd decided to scratch an entrepreneurial itch he had had for many years, and established his own restaurant group and opened a group of CoreLife Eateries as the first step in that venture. In addition, in 2017 he took an equity stake in Cafe Rio Mexican Grill, a fast growing, fast casual concept. His data-based approach to marketing within Cafe Rio Mexican Grill have led to 3 straight years of same store sales growth. The Reporting Persons believe that Mr. Smith’s extensive experience in the restaurant industry, including leading the turn-around of other companies in the industry, will make him a valuable addition to the board of the Issuer.

David J. Near (50 years old) is the founding partner of Pisces Foods L.P. He grew up in Columbus, Ohio and is a third-generation restauranteur. Dave attended Duke University where he received his undergraduate degree in 1991 and an MBA from The Fuqua School of Business at Duke in 1995. He worked with Coca-Cola Fountain as Territory Sales Manager and previously operated Wendy’s restaurants as a franchisee from 1995 to 2012. He served multiple years as President of the Wendy’s Franchise Advisory council and was appointed Chief Operations Officer at The Wendy’s Company from 2006 to 2009. He was responsible for global operations, franchising, new store development, and served as a board member of Wendy’s National Advertising Program. Dave has won multiple marketing, people excellence, and operating awards including the R. David Thomas Award for best franchisee in the Wendy’s system. For the past five years Dave has been the managing partner of Ramen Tatsuya Holdings LLC, which manages Tatsuya Brands, and now serves as a board member. The Reporting Persons believe that Mr. Near’s knowledge of the restaurant industry, including his extensive operations and franchise experience, will make him a valuable addition to the board of the Issuer.

Bryant L. Keil (55 years old) has been an entrepreneur and private investor for his entire career. Bryant acquired the original Potbelly store in 1996 and served as Chief Executive Officer of the Issuer from 1996 to 2008 and Chairman of the Issuer from 1996 to 2011. Bryant served as a director of the Issuer from 1996 until October 2015. Bryant has been the Founding Chairman of the Issuer since June 2011, which is a title that conveys no executive powers, rights or responsibilities. Bryant is the Chairman of Ellison Fashion Group, LLC. Bryant is a 2007 Ernst & Young Entrepreneur of the Year award recipient, was named 2003 Illinois Restaurateur of the Year by the Illinois Restaurant Association and was named a Henry Crown Fellow, a part of the Aspen Institute, in 2007. From 2008 until 2017 Bryant was the Co-Chairman of the Board of the Chicagoland Entrepreneurial Center and its tech incubator 1871. Bryant currently serves as a director of Vignette Beverage Company and the Accelerate Institute. The Reporting Persons believe that Mr. Keil’s qualifications to serve as a member of the Issuer’s board include his extensive experience in the restaurant industry and, as Founder and its original CEO, his historical perspective of the Issuer’s business and strategy.

Additional Information and Where to Find It

The Reporting Persons intend to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and accompanying proxy card to be used to solicit proxies in connection with the 2020 Potbelly Corporation Annual Meeting of Stockholders (the “Annual Meeting”) and the election of a slate of director nominees at the Annual Meeting (the “Solicitation”). The Issuer’s stockholders are advised to read the proxy statement and any other documents related to the Solicitation because they will contain important information, including information relating to the participants in the Solicitation. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Reporting Persons with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.

Participants in the Solicitation

Each of the Reporting Persons and each of the Nominees may be deemed to be “participants” under the SEC rules in the Solicitation. Information regarding the interests of these persons in the matters described in this filing will be included in the proxy statement described above. The Reporting Persons may be deemed to beneficially own the equity securities of the Issuer described in the Reporting Persons’ statement on Schedule 13D initially filed with the SEC on December 18, 2019, as it may be amended from time to time (the “Schedule 13D”). Except as described in the Schedule 13D or the definitive proxy statement, none of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in the Issuer or the matters to be acted upon, if any, in connection with the Annual Meeting.